FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


    BRIDGE STREET FINANCIAL, INC. ANNOUNCES 4TH QUARTER FINANCIAL RESULTS AND
                    COMMENCEMENT OF STOCK REPURCHASE PROGRAM


OSWEGO, NEW YORK JANUARY 26, 2004. Bridge Street Financial, Inc. (the "Company"), the holding company for Oswego County National Bank (the "Bank"), reported net income of $197,000 for the quarter ended December 31, 2003 compared to $283,000 for the same period of 2002. The reduction in net income for the fourth quarter of 2003 resulted primarily from increased operating expenses, which exceeded the growth of net interest income, and a $68,000 reduction in net gain on securities transactions. Operating expenses for the three months ended December 31, 2003 included $98,000 of expense associated with the new branch in Brewerton that opened in September of 2003.

Net interest income for the quarter ended December 31, 2003 increased 12.8% to $1,662,000 compared to $1,474,000 for the same period in 2002. Non-interest income for the quarter ended December 31, 2003 decreased by $21,000 to $832,000 compared to $853,000 for the same period in 2002, due primarily to a decrease in net gain on securities transactions of $68,000, which was partially offset by increases in service fees and other revenues. The provision for loan losses for the quarter ended December 31, 2003 decreased $20,000 compared to the same period in 2002. Operating expenses for the fourth quarter of 2003 increased to $2,116,000 from $1,786,000 in 2002. Operating costs in the fourth quarter of 2003 include certain costs associated with the new branch in Brewerton that opened in September 2003, and increased employee benefit costs for healthcare and pension.

For the twelve months ended December 31, 2003 the Company reported net income of $831,000 compared to $1,085,000 for the same period in 2002. Net interest income for the twelve months ended December 31, 2003 increased 6.7 % to $6,327,000 compared to $5,932,000 for the same period in 2002. The loan loss provision for the twelve months ended December 31, 2003 compared to the same period in 2002 increased $33,000. Non interest income for the twelve months of 2003 increased by 25.4% to $3,524,000 compared to $2,810,000 for the same period in 2002 due, in part, to increased net gain on the sale of loans of $345,000, an increase in service charges and other revenue of $212,000 and an increase of $163,000 in the value of assets funding directors' deferred compensation. Operating expenses for the twelve months ended December 31, 2003 increased 20.4% to $8,509,000 as compared to $7,068,000 for the same period in 2002. Operating expenses increased in part due to the new branch that opened in Liverpool near the end of the second quarter in 2002 and cost associated with a new branch in Brewerton that opened in September of 2003. Additionally, operating costs have increased as a result of costs associated with the charter conversion and name change, professional service fees incurred to establish a Stock Option Plan and Recognition and Retention Plan, increased employee benefit costs for healthcare and pension plans and increased costs recognized for the increase in directors' deferred compensation liability.

Gregory J. Kreis, President and CEO, said that, "It was a disappointing year from an earnings perspective due to a weak economy, slow loan demand throughout most of the year and several one time expenses during the year, including the completion of our charter conversion and name change. Fixed rate residential lending was very strong during the year and most of those loans were sold into the secondary mortgage market where we more than doubled our servicing portfolio. Consumer and commercial loan demand increased in the fourth quarter which makes us optimistic about 2004. We are pleased that we were able to maintain favorable non performing loan ratios during a very soft economy which attests to the strong credit quality of the loan portfolio."

Kreis went on to say that, "The Board of Directors has approved a stock repurchase plan. The Company may repurchase up to 128,900 shares of common stock, or 5% if its outstanding shares. The Stock Repurchase Plan will commence immediately following this announcement and will continue until the Stock Repurchase Plan is complete. The repurchases may be made from time to time at the discretion of management of the Company.

Basic earnings per share was $.08 for the quarter ended December 31, 2003, as compared to $.11 for the same period in 2002. Diluted earnings per share was $.07 for the quarter ended December 31, 2003, as compared to $.11 for the same period in 2002. Basic earnings per share was $.32 for the twelve months ended December 31, 2003 compared to $.44 for the same period in 2002. Diluted earnings per share was $.31 for the twelve months ended December 31, 2003, as compared to $.43 for the same period in 2002. Net interest margin decreased to 3.88% for the quarter ended December 31, 2003 compared to 3.90% for the same period in 2002. Return on average assets decreased to 0.37% for the quarter ended December 31, 2003 compared to 0.62% for the same period in 2002. Return on average equity for the quarter ended December 31, 2003 decreased to 2.50% compared to 6.66% for the same period in 2002. Book value per share increased to $12.14 at December 31, 2003 compared to $6.63 for the same period in 2002, primarily as a result of net proceeds received from the second step-conversion.

Total assets increased by 8.1% to $210,652,000 at December 31, 2003 compared to $194,923,000 at December 31, 2002. The increase in total assets was due, in part, to $14.2 million of net proceeds received from the second-step conversion, which were used to purchase short-term and mid-term investments until these proceeds can be deployed in higher yielding assets. Total loans increased by 10.4% to $118,767,000 at December 31, 2003 compared to $107,593,000 for the same period in 2002. During the fourth quarter the Company continued to sell fixed-rate residential mortgages in the secondary market. Total deposits increased by 4.1% to $151,652,000 at December 31, 2003 compared to $145,684,000 at December 31, 2002. Total borrowings increased by $9.6 million at December 31, 2003 compared to December 31, 2002. The increase in borrowings was to fund the growth of investments and loans. Nonperforming assets as a percentage of total assets were .46 % at December 31, 2003 compared to .49% at December 31, 2002. The allowance for loan losses as a percentage of nonperforming assets was 140.00% at December 31, 2003 compared to 124.35% at December 31, 2002. Shareholders' equity increased to $31,288,000 at December 31, 2003 compared to $16,936,000 at December 31, 2002 primarily due to the second-step conversion.

The Board of Directors of Bridge Street Financial, Inc., declared a dividend of four cents per share to shareholders of record on February 2, 2004 and payable on or about February 20, 2004.

Bridge Street Financial, Inc., successor to Oswego County Bancorp, Inc., is the holding company of Oswego County National Bank, formerly Oswego County Savings Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                            BRIDGE STREET FINANCIAL, INC.
                             FINANCIAL DATA (Unaudited)
                                  December 31, 2003

 (dollars in thousands, except per share data)

                                         For the quarter ended             For twelve months ended
                                  ----------------------------------      -------------------------
INCOME STATEMENT DATA: (A)        12/31/2003   9/30/2003  12/31/2002        12/31/2003   12/31/2002
                                  ----------------------------------      -------------------------
Interest income                       $2,398      $2,354      $2,372            $9,344       $9,752
Interest expense                         736         739         898             3,017        3,820
                                  ----------------------------------      -------------------------
Net interest income                    1,662       1,615       1,474             6,327        5,932
Provision for loan losses                175          90         195               445          412
Net interest income
  after provision for losses           1,487       1,525       1,279             5,882        5,520

Noninterest income                       832       1,049         853             3,524        2,810
Operating expenses                     2,116       2,286       1,786             8,509        7,068
                                  ----------------------------------      -------------------------
Income before taxes                      203         288         346               897        1,262
Income taxes                               6          36          63                66          177
                                  ----------------------------------      -------------------------
Net income                              $197        $252        $283              $831       $1,085
                                  ===================================     ==========================


Basic earnings per share (d)            0.08        0.10        0.11              0.32         0.44
Diluted earnings per share (d)          0.07        0.10        0.11              0.31         0.43

Interest rate spread (b)               3.50%       3.43%       3.54%             3.40%        3.72%
Net interest margin (b)                3.88%       3.84%       3.90%             3.83%        4.13%
Return on average assets               0.37%       0.49%       0.62%             0.41%        0.63%
Return on average equity               2.50%       3.25%       6.66%             2.67%        6.57%


BALANCE SHEET DATA: (A)           12/31/2003   9/30/2003  12/31/2002
                                  ----------------------------------
Investments                          $58,349     $59,781     $39,682
Loans                                118,767     115,656     107,593
Allowance for loan losses             (1,183)     (1,185)     (1,190)
Total assets                         210,652     207,115     194,923

Deposits                             151,652     149,369     145,684
Stock subscription escrow                  -           -      15,107
Borrowings                            23,250      23,700      13,700
Shareholders' equity                  31,288      30,958      16,936
Shares outstanding, net (c), (d)   2,577,984   2,571,591   2,553,586
Book value per share (d)               12.14       12.04        6.63

Nonperforming assets
  to total assets (e)                  0.46%       0.61%       0.49%
Allowance to nonperforming loans     140.00%      98.83%     124.35%
Equity to assets                      14.85%      14.95%       8.69%


(a) The Company completed a second-step conversion on January 3, 2003. The conversion was accounted for as a change in corporate form with no resulting change in historical basis of the Company's assets, liabilities and equity.
(b) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(c) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(d) Share data and per share amounts have been restated giving retroactive recognition to the second-step conversion ratio.
(e) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.